Exhibit 99.1

Mirum Pharmaceuticals Announces Proposed Convertible Senior Notes Offering

FOSTER CITY, Calif.—(BUSINESS WIRE)—April 12, 2023—Mirum Pharmaceuticals, Inc. (“Mirum”) (Nasdaq: MIRM) today announced its intention to offer, subject to market and other conditions, $200.0 million aggregate principal amount of convertible senior notes due 2029 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Mirum also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $30.0 million principal amount of notes.

The notes will be senior, unsecured obligations of Mirum, will accrue interest payable semi-annually in arrears and will mature on May 1, 2029, unless earlier converted, redeemed or repurchased by Mirum. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Mirum will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Mirum’s election.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Mirum’s option at any time, and from time to time, on or after May 5, 2026 and, in the case of a partial redemption, on or before the 50th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Mirum’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require Mirum to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Mirum expects to use the net proceeds from this offering, together with its existing cash, cash equivalents, restricted cash equivalents and short-term investments, to (1) repurchase the revenue interests from the purchasers party to that certain Revenue Interest Purchase Agreement (the “RIPA”), dated as of December 8, 2020, as amended in September 2021, by and among Mirum and Mulholland SA LLC, an affiliate of Oberland Capital Management LLC, as agent for the purchasers party thereto (the “RIPA Purchasers”), and the RIPA Purchasers at a call price of approximately $192.7 million and (2) satisfy all other obligations outstanding under the RIPA and the other Transaction Documents (as defined in the RIPA).

Mirum expects to use the remaining net proceeds from this offering, if any, for general corporate purposes, including working capital, operating expenses and capital expenditures. Mirum may also use a portion of the net proceeds, together with existing cash, cash equivalents, restricted cash equivalents and short-term investments, to acquire complementary businesses, services or technologies. However, Mirum does not have agreements or commitments to enter into any acquisitions at this time. These expectations are subject to change. Mirum will have broad discretion over how to use the net proceeds from this offering. Mirum intends to invest the net proceeds from the offering that are not used as described above in short-term, investment-grade, interest-bearing instruments.

The offer and sale of the notes and the shares of common stock issuable upon conversion of the notes, if any, have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Mirum Pharmaceuticals, Inc.

Mirum Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to transforming the treatment of rare liver diseases. Mirum’s approved medication is LIVMARLI® (maralixibat) oral solution which is approved in the U.S. for the treatment of cholestatic pruritus in patients with Alagille syndrome three months of age and older, and in Europe for the same indication in patients two months of age and older. Mirum has submitted LIVMARLI for approval in the U.S. (in cholestatic pruritus in PFIC for patients three months and older) and in Europe (in PFIC for patients two months and older).

Mirum’s late-stage pipeline includes two investigational treatments for debilitating liver diseases affecting children and adults. LIVMARLI, an oral ileal bile acid transporter (IBAT) inhibitor, is currently being evaluated in clinical trials for pediatric liver diseases and includes the EMBARK Phase 2b clinical trial for patients with biliary atresia. In addition, Mirum has an expanded access program open across multiple countries for eligible patients with ALGS and PFIC.

Mirum’s second investigational treatment, volixibat, an oral IBAT inhibitor, is being evaluated in two potentially registrational studies including the VISTAS Phase 2b clinical trial for adults with primary sclerosing cholangitis and the VANTAGE Phase 2b clinical trial for adults with primary biliary cholangitis.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. Forward-looking statements represent Mirum’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Mirum’s common stock and risks relating to Mirum’s business, including those described in periodic reports that Mirum files from time to time with the SEC. Mirum may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Mirum does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Media Contact:

Erin Murphy

media@mirumpharma.com

Investor Contacts:

Andrew McKibben

ir@mirumpharma.com

Sam Martin

Argot Partners

ir@mirumpharma.com